As filed with the Securities and Exchange Commission on March 2, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Arbor Realty Trust, Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)

Maryland	20-0057959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Paul Elenio Chief Financial Officer and Treasurer
333 Earle Ovington Boulevard, Suite 900	333 Earle Ovington Boulevard, Suite 900
Uniondale, New York 11553	Uniondale, New York 11553
(516) 832-8002	(516) 832-8002
(Address, Including Zip Code, and Telephone Number, Including	(Name, Address, Including Zip Code, and Telephone Number,
Area Code, of Registrant’s Principal Executive Offices)	Including Area Code, of Agent For Service)

Copy to:

David B. Goldschmidt, Esq.
Fred B. White, III, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered(1)	Price per Unit(1)	Offering Price(1)	Fee
Debt Securities(2)(6)
Preferred Stock(3)(6)
Depositary Shares(4)(6)
Warrants(5)
Common Stock, par value $0.01 per share(6)	$500,000,000	100%	$500,000,000	$15,350

(1)	Estimated solely for the purpose of calculating the registration fee under the Securities Act of 1933, as amended.

(2)	There is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time. Includes Debt Securities which may be purchased by underwriters to cover over-allotments, if any.

(3)	There is being registered hereunder an indeterminate number of shares of Preferred Stock of Arbor Realty Trust, Inc. as from time to time may be issued at indeterminate prices. Includes Preferred Stock which may be purchased by underwriters to cover over-allotments, if any.

(4)	There is being registered hereunder an indeterminate number of Depositary Shares as may be issued in the event that Arbor Realty Trust, Inc. elects to offer fractional interests in the Preferred Stock registered hereby. Includes Depositary Shares which may be purchased by underwriters to cover over-allotments, if any.

(5)	There is being registered hereunder an indeterminate principal amount of Warrants. Warrants may be sold separately or with securities. Includes Warrants which may be purchased by underwriters to cover over-allotments, if any.

(6)	Also includes such indeterminate amounts of debt securities and an indeterminate number of shares of common stock, preferred stock and depositary shares as may be issued upon conversion of or exchange for any other debt securities, preferred stock or depositary shares that provide for conversion or exchange into other securities or upon exercise of warrants for such securities. No separate consideration will be received for the debt securities, preferred stock, common stock or depositary shares issuable upon conversion of or in exchange for debt securities, preferred stock or depositary shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. The securities described in this prospectus cannot be sold until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any jurisdiction where an offer or sales is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 2, 2007

PROSPECTUS

[ARBOR REALTY TRUST LOGO]

ARBOR REALTY TRUST, INC.

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
DEBT SECURITIES
AND
WARRANTS

We may offer, issue and sell from time to time, together or separately, our debt securities, which may be senior debt securities or subordinated debt securities, shares of our preferred stock, which we may issue in one or more series, depositary shares representing shares of our preferred stock, shares of our common stock, or warrants to purchase debt or equity securities, at an aggregate initial offering price which will not exceed $500,000,000.

We will provide the specific terms of these securities in supplements to this prospectus. We may describe the terms of these securities in a term sheet which will precede the prospectus supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

An investment in these securities entails certain material risks and uncertainties that should be considered. See “Risk Factors” beginning on page 2 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “ABR.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is          , 2007

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. This prospectus and any applicable prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by such documents in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

This prospectus contains, and any applicable prospectus supplement may contain, summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, depositary shares and warrants that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

ii

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in our securities. In this prospectus, unless the context indicates otherwise, (a) the words “we,” “us,” “our,” “Arbor,” and similar references refer to Arbor Realty Trust, Inc. and its subsidiaries, including Arbor Realty Limited Partnership, our operating partnership, (b) “our board of directors” refers to the board of directors of Arbor Realty Trust, Inc. and (c) the word “Arbor Commercial Mortgage” or “our manager” refer to Arbor Commercial Mortgage, LLC.

Arbor Realty Trust, Inc.

We are a specialized real estate finance company that invests in a diversified portfolio of structured finance assets in the multi-family and commercial real estate market. We invest primarily in real estate-related bridge and mezzanine loans, including junior participating interests in first mortgages, and preferred equity and, in limited cases, discounted mortgage notes and other real estate-related assets, which we refer to collectively as structured finance investments. We also invest in mortgage-related securities. Our principal business objective is to maximize the difference between the yield on our investments and the cost of financing these investments to generate cash available for distribution, facilitate capital appreciation and maximize total return to our stockholders.

We conduct substantially all of our operations through our operating partnership, Arbor Realty Limited Partnership, and its subsidiary, Arbor Realty SR, Inc. We have elected and intend to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, and generally will not be subject to federal taxes on our income to the extent that we distribute our taxable income to our stockholders and maintain our qualification as a REIT. Arbor Realty SR, Inc. has also elected and intends to be taxed as a REIT.

We are externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company that specializes in debt and equity financing for multi-family and commercial real estate, pursuant to the terms of a management agreement described below. We believe that Arbor Commercial Mortgage’s experience and reputation positions it to originate attractive investment opportunities for us. Our management agreement with Arbor Commercial Mortgage was developed to capitalize on synergies with Arbor Commercial Mortgage’s origination infrastructure, existing business relationships and management expertise.

We believe that the financing of multi-family and commercial real estate offers significant growth opportunities, which demand customized financing solutions. Arbor Commercial Mortgage has granted us a right of first refusal to pursue all structured finance investment opportunities identified by Arbor Commercial Mortgage. Arbor Commercial Mortgage continues to originate and service multi-family and commercial mortgage loans under Fannie Mae, Federal Housing Administration and conduit commercial lending programs. We believe that the customer relationships established from these lines of business may generate additional real estate investment opportunities for our business.

We are a Maryland corporation formed in June 2003. Our principal executive offices are located at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553. Our telephone number is (516) 832-8002. Our website is located at www.arborrealtytrust.com. The information contained on our website is not a part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus before investing in our securities. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

Our business is subject to various risks, including the risks listed below. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected and the value of our common stock could decline.

Risks Related to Our Business

We may be unable to invest excess equity capital on acceptable terms or at all, which would adversely affect our operating results.

We may not be able to identify investments that meet our investment criteria and we may not be successful in closing the investments that we identify. Unless and until we identify structured finance and mortgage-related security investments consistent with our investment criteria, any excess equity capital may be used to repay borrowings under our debt facilities, which would not produce a return on capital. In addition, the investments that we acquire with our equity capital may not produce a return on capital. There can be no assurance that we will be able to identify attractive opportunities to invest our equity capital which would adversely affect our results of operations.

We depend on key personnel with long standing business relationships, the loss of whom could threaten our ability to operate our business successfully.

Our future success depends, to a significant extent, upon the continued services of our manager and our employees. In particular, the mortgage lending experience of key personnel of our manager, including Mr. Ivan Kaufman, and the extent and nature of the relationships they have developed with developers of multi-family and commercial properties and other financial institutions are critical to the success of our business. We cannot assure you of their continued employment with Arbor Commercial Mortgage or us. The loss of services of one or more members of our manager’s officers or our officers could harm our business and our prospects.

We invest in mezzanine loans which are subject to a greater risk of loss than loans with a first priority lien on the underlying real estate.

We invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of investments involve a higher degree of risk than long term senior mortgage lending secured by income producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal.

We invest in multi-family and commercial real estate loans, which may involve a greater risk of loss than single family real estate loans.

Our investments include multi-family and commercial real estate loans that are considered to involve a higher degree of risk than single family residential lending because of a variety of factors, including generally larger loan balances, dependency for repayment on successful operation of the mortgaged property and tenant businesses operating therein, and loan terms that include amortization schedules longer than the stated maturity and provide for balloon payments at stated maturity rather than periodic principal payments. In addition, the value of commercial real estate can be affected significantly by the supply and demand in the market for that type of property.

Volatility of values of multi-family and commercial properties may adversely affect our loans and investments.

Multi-family and commercial property values and net operating income derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs). In the event a property’s net operating income decreases, a borrower may have difficulty paying our loan, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

We may be unable to generate sufficient revenue from operations to pay our operating expenses and to pay dividends to our stockholders.

As a REIT, we are generally required to distribute at least 90% of our taxable income each year to our stockholders. In order to qualify for the tax benefits accorded to REITs, we intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income each year, subject to certain adjustments. However, our ability to make distributions may be adversely affected by the risk factors described in this prospectus. In the event of a downturn in our operating results and financial performance or unanticipated declines in the value of our asset portfolio, we may be unable to declare or pay quarterly dividends or make distributions to our stockholders. The timing and amount of dividends are in the sole discretion of our board of directors, which considers, among other factors, our earnings, financial condition, debt service obligations and applicable debt covenants, REIT qualification requirements and other tax considerations and capital expenditure requirements as our board may deem relevant from time to time.

Among the factors that could adversely affect our results of operations and impair our ability to make distributions to our stockholders are:

•	our ability to make profitable structured finance investments;

•	defaults in our asset portfolio or decreases in the value of our portfolio;

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates; and

•	increased debt service requirements, including those resulting from higher interest rates on variable rate indebtedness.

A change in any one of these factors could affect our ability to make distributions. If we are not able to comply with the restrictive covenants and financial ratios contained in our credit facilities, our ability to make distributions to our stockholders may also be impaired. We cannot assure you that we will be able to make distributions to our stockholders in the future or that the level of any distributions we make will increase over time.

In addition, distributions to stockholders are generally taxable to our stockholders as ordinary income, but a portion of these distributions may be designated by us as long-term capital gains to the extent they are attributable to capital gain income recognized by us, or may constitute a return of capital to the extent they exceed our earnings and profits as determined for tax purposes.

We may need to borrow funds under our credit facilities in order to satisfy our REIT distribution requirements. Debt service on any borrowings for this purpose will reduce our cash available for distribution.

We may need to borrow funds to meet the REIT requirement that we distribute at least 90% of our taxable income each year to our stockholders if our cash flows from operations are not sufficient to cover the distribution requirements or because there are differences in timing between the recognition of taxable income and the actual receipt of income in cash. Our credit facilities allow us to borrow up to a maximum amount against each of our investments financed under these credit facilities. If we have not borrowed the maximum allowable amount against any of these investments, we may borrow funds under our credit facilities up to these maximum amounts in order to satisfy REIT distribution requirements. Any required debt service will reduce cash and net income available for operations or distribution to our stockholders.

In order to maximize the return on our funds, cash generated from operations is generally used to temporarily pay down borrowings under credit facilities whose primary purpose is to fund our new loans and investments. When making distributions, we borrow the required funds by drawing on credit capacity available under our credit facilities. To date, all distributions have been funded in this manner. If distributions exceed cash available in the future, we may be required to borrow additional funds, which would reduce the amount of cash available for other purposes, or sell assets in order to meet our REIT distribution requirements.

Failure to maintain an exemption from the Investment Company Act would adversely affect our results of operations.

We believe that we conduct and we intend to conduct our business in a manner that allows us to avoid being regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Under Section 3(c)(5)(C), the Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” The staff of the SEC has provided guidance on the availability of this exemption. Specifically, the staff’s position generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests. To constitute a qualifying real estate interest under this 55% requirement, a real estate interest must meet various criteria. Loans that are secured by equity interests in entities that directly or indirectly own the underlying real property, rather than a mortgage on the underlying property itself, and ownership of equity interests in owners of real property may not qualify for purposes of the 55% test depending on the type of entity. Mortgage-related securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may also not qualify for purposes of the 55% test. Therefore, our ownership of these types of debt instruments and equity interests may be limited by the provisions of the Investment Company Act. To the extent that we do not comply with the SEC staff’s 55% test or another exemption or exclusion from registration under the Investment Company Act or other interpretations under the Investment Company Act, we may be deemed to be an investment company. If we fail to maintain an exemption or other exclusion from registration as an investment company we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on us and the market price of our common stock. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

We utilize a significant amount of debt to finance our portfolio, which may subject us to an increased risk of loss, adversely affecting the return on our investments and reducing cash available for distribution.

We utilize a significant amount of debt to finance our operations, which can compound losses and reduce the cash available for distributions to our stockholders. We generally leverage our portfolio through the use of bank credit facilities, repurchase agreements, securitizations, including the issuance of collateralized debt obligations, or CDOs, and other borrowings. The leverage we employ varies depending on our ability to obtain credit facilities, the loan-to-value and debt service coverage ratios of our assets, the yield on our assets, the targeted leveraged return we expect from our portfolio and our ability to meet ongoing covenants related to our asset mix and financial performance. Substantially all of our assets are pledged as collateral for our borrowings. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from the assets we acquire.

Our debt service payments, including payments in connection with any CDOs, reduce the net income available for distributions. Moreover, we may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. Currently, neither our charter nor our bylaws impose any limitations on the extent to which we may leverage our assets.

We are substantially controlled by Arbor Commercial Mortgage and its controlling equity owner, Mr. Kaufman.

Mr. Ivan Kaufman is our chairman and chief executive officer and the president and chief executive officer of our manager. Further, Mr. Kaufman and the Kaufman entities together beneficially own approximately 90% of the outstanding membership interests of Arbor Commercial Mortgage. Arbor Commercial Mortgage owns approximately 3.8 million operating partnership units, representing a 18% limited partnership interest in our operating partnership and we own the remaining 82%. The operating partnership units are redeemable for cash or, at our election, for shares of our common stock generally on a one-for-one basis. Each of the operating partnership units Arbor Commercial Mortgage owns is paired with one share of our special voting preferred stock, each of which entitle Arbor Commercial Mortgage to one vote on all matters submitted to a vote of our stockholders. Arbor Commercial Mortgage is currently entitled to approximately 3.8 million votes, or 18% of the voting power of our outstanding stock as a result of its ownership of the special voting preferred stock. In addition, Arbor Commercial Mortgage owns 578,041 shares of our common stock, which gives Arbor Commercial Mortgage a total of 4,354,110 votes, or 20.3% of the voting power of our outstanding stock when combined with the special voting preferred stock. We granted Arbor Commercial Mortgage and Mr. Kaufman, as its controlling equity owner, an exemption from the ownership limitation contained in our charter, in connection with Arbor Commercial Mortgage’s acquisition of approximately 3.8 million shares of our special voting preferred stock on July 1, 2003. Because of his position with us and our manager and his ability to effectively vote a substantial minority of our outstanding voting stock, Mr. Kaufman has significant influence over our policies and strategy.

Our charter as amended generally does not permit ownership in excess of 8.3% of our capital stock, and attempts to acquire our capital stock in excess of this limit are ineffective without prior approval from our board of directors.

For the purpose of preserving our REIT qualification, our charter generally prohibits direct or constructive ownership by any person of more than 8.3% (by value or by number of shares, whichever is more restrictive)

of the outstanding shares of our common stock or 8.3% (by value) of our outstanding shares of capital stock. For purposes of this calculation, warrants held by such person will be deemed to have been exercised if such exercise would result in a violation. Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than these percentages of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of these percentages of the outstanding stock and thus be subject to our charter’s ownership limit. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of the board of directors will result in the shares being automatically transferred to a charitable trust or otherwise be void.

Risks Related to Conflicts of Interest

We are dependent on our manager with whom we have conflicts of interest.

We have only 30 employees, including Mr. Fred Weber, Mr. Mark Fogel, Mr. John C. Kovarik, Mr. Walter Horn, Mr. Gene Kilgore. Our chairman, chief executive officer and president, Mr. Ivan Kaufman, is also the chief executive officer and president of our manager. Our chief financial officer, Mr. Paul Elenio, is the chief financial officer of our manager. In addition, Mr. Kaufman and the Kaufman entities together beneficially own approximately 90% of the outstanding membership interests of Arbor Commercial Mortgage and Messrs. Elenio, Weber, Fogel, Martello and Horn, also hold an ownership interest in Arbor Commercial Mortgage. Mr. Martello also serves as the trustee of one of the Kaufman entities that holds a majority of the outstanding membership interests in Arbor Commercial Mortgage and co-trustee of another Kaufman entity that owns an equity interest in our manager. Arbor Commercial Mortgage holds an 18% limited partnership interest in our operating partnership. Each operating partnership unit that Arbor Commercial Mortgage owns is paired with one share of our special voting preferred stock, which as a result gives Arbor Commercial Mortgage 18% of the voting power of our outstanding stock. In addition, Arbor Commercial Mortgage owns 578,041 shares of our common stock, which gives Arbor Commercial Mortgage a total of 4,354,110 votes, or 20.3% of the voting power of our outstanding stock when combined with the special voting preferred stock.

We may enter into transactions with Arbor Commercial Mortgage outside the terms of the management agreement with the approval of a majority of the independent members of our board of directors. Transactions required to be approved by a majority of our independent directors include, but are not limited to, our ability to purchase securities and mortgage and other assets from Arbor Commercial Mortgage or to sell securities and assets to Arbor Commercial Mortgage. Arbor Commercial Mortgage may from time to time provide permanent mortgage loan financing to clients of ours, which will be used to refinance bridge financing provided by us. We and Arbor Commercial Mortgage may also make loans to the same borrower or to borrowers that are under common control. Additionally, our policies and those of Arbor Commercial Mortgage may require us to enter into intercreditor agreements in situations where loans are made by us and Arbor Commercial Mortgage to the same borrower.

We have entered into a management agreement with our manager under which our manager provides us with all of the services vital to our operations other than asset management services. However, the management agreement was not negotiated at arm’s length and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. Certain matters relating to our organization also were not approved at arm’s length and the terms of the contribution of assets to us may not be as favorable to us as if the contribution was with an unaffiliated third party.

The results of our operations is dependent upon the availability of, and our manager’s ability to identify and capitalize on, investment opportunities. Our manager’s officers and employees are also responsible for providing the same services for Arbor Commercial Mortgage’s portfolio of investments. As a result, they may not be able to devote sufficient time to the management of our business operations.

Our directors have approved very broad investment guidelines for our manager and do not approve each investment decision made by our manager.

Our manager is authorized to follow very broad investment guidelines. Our directors will periodically review our investment guidelines and our investment portfolio. However, our board does not review each proposed investment. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our manager has great latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us.

Our manager has broad discretion to invest funds and may acquire structured finance assets where the investment returns are substantially below expectations or that result in net operating losses.

Our manager has broad discretion, within the general investment criteria established by our board of directors, to allocate the proceeds of the concurrent offerings and to determine the timing of investment of such proceeds. Such discretion could result in allocation of proceeds to assets where the investment returns are substantially below expectations or that result in net operating losses, which would materially and adversely affect our business, operations and results.

The management compensation structure that we have agreed to with our manager may cause our manager to invest in high risk investments. Our manager is entitled to a base management fee, which is based on the equity of our operating partnership. The amount of the base management fee does not depend on the performance of the services provided by our manager or the types of assets it selects for our investment, but the value of our operating partnership’s equity will be affected by the performance of these assets. Our manager is also entitled to receive incentive compensation based in part upon our achievement of targeted levels of funds from operations. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on funds from operations may lead our manager to place undue emphasis on the maximization of funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

Risk Related to Our Status as a REIT

If we fail to remain qualified as a REIT, we will be subject to tax as a regular corporation and could face substantial tax liability.

We conduct our operations to qualify as a REIT under the Internal Revenue Code. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent mistake could jeopardize our REIT status. Our continued qualification as a REIT will depend on the ability of both Arbor Realty Trust, Inc. and Arbor Realty SR, Inc. to satisfy certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In particular, our ability to qualify as a REIT depends in part on the relative values of our common and special voting preferred stock, which have not been determined by independent appraisal, are susceptible to fluctuation, and could, if successfully challenged by the IRS, cause us to fail to meet the ownership requirements. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•	we would be taxed as a regular domestic corporation, which, among other things, means we would be unable to deduct distributions to stockholders in computing taxable income and would be subject to federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders; and

•	unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. Any of these taxes would decrease cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold some of our assets through taxable subsidiary corporations.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Certain of our securitizations have resulted in the creation of taxable mortgage pools for federal income tax purposes. So long as 100% of the equity interests in a taxable mortgage pool are owned by an entity that qualifies as a REIT, including our subsidiary Arbor Realty SR, Inc., we would generally not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, under recently issued IRS guidance, we could incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. See “Federal Income Tax Considerations — Taxation of Arbor Realty — Taxable Mortgage Pools and Excess Inclusion Income” and “Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Tax-Exempt Stockholders.” Moreover, we could be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts that we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot comprise more than 10% of the outstanding voting securities, or more than 10% of the total value of the outstanding securities, of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than assets which qualify for purposes of the 75% asset test) may consist of the securities of any one issuer, and no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we generally must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.

Liquidation of collateral may jeopardize our REIT status.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may change. Any such changes may have retroactive effect, and could adversely affect us or or our stockholders. Legislation enacted in 2003 and extended in 2006 generally reduced the federal income tax rate on most dividends paid by corporations to individual investors to a maximum of 15% (through 2010). REIT dividends, with limited exceptions, will not benefit from the rate reduction, because a REIT’s income generally is not subject to corporate level tax. As such, this legislation could cause shares in non-REIT corporations to be a more attractive investment to individual investors than shares in REITs, and could have an adverse effect on the value of our common stock.

Restrictions on share accumulation in REITs could discourage a change of control of us.

In order for us to qualify as a REIT, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year.

In order to prevent five or fewer individuals from acquiring more than 50% of our outstanding shares and a resulting failure to qualify as a REIT, our charter provides that, subject to certain exceptions, no person, including entities, may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 8.3% of the aggregate value or number of shares (whichever is more restrictive) of our outstanding common stock, or more than 8.3%, by value, of our outstanding shares of capital stock of all classes, in the aggregate. For purposes of the ownership limitations, warrants held by a person may be deemed to have been exercised.

Shares of our stock that would otherwise be directly or indirectly acquired or held by a person in violation of the ownership limitations are, in general, automatically transferred to a trust for the benefit of a charitable beneficiary, and the purported owner’s interest in such shares is void. In addition, any person who acquires shares in excess of these limits is obliged to immediately give written notice to us and provide us with any information that we may request in order to determine the effect of the acquisition on our status as a REIT. We granted Arbor Commercial Mortgage and Mr. Kaufman, as its controlling equity owner, an exemption from the ownership limitation contained in our charter, in connection with Arbor Commercial Mortgage’s acquisition of 3,146,724 shares of our special voting preferred stock on July 1, 2003, which exemption also allowed Arbor Commercial Mortgage to acquire an additional 629,345 shares of special voting preferred stock. Arbor Commercial Mortgage currently owns 3,776,069 shares of our special voting preferred stock.

While these restrictions are designed to prevent any five individuals from owning more than 50% of our shares, they could also discourage a change in control of our company. These restrictions may also deter tender offers that may be attractive to stockholders or limit the opportunity for stockholders to receive a premium for their shares if an investor makes purchases of shares to acquire a block of shares.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our operations. Under current law, any income that we generate from derivatives or other transactions intended to hedge our interest rate risks will generally constitute income that does not qualify for purposes of the 75% income requirement applicable to REITs, and will also be treated as nonqualifying income for purposes of the REIT 95% income test unless specified requirements are met. In addition, any income from foreign currency or other hedges would generally constitute nonqualifying income for purposes of both the 75% and 95% REIT income tests under current law. See “Federal Income Tax Considerations — Taxation of Arbor Realty — Derivatives and Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus is not a complete description of our business or the risks associated with an investment in Arbor Realty Trust, Inc. We urge you to carefully review and consider the various disclosures made by us in this prospectus.

This prospectus contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate market specifically; adverse changes in the financing markets we access affecting our ability to finance our loan and investment portfolio; changes in interest rates; the quality and size of the investment pipeline and the rate at which we can invest our cash; impairments in the value of the collateral underlying our loans and investments; changes in the markets; legislative/regulatory changes; completion of pending investments; the availability and cost of capital for future investments; competition within the finance and real estate industries; and other risks detailed from time to time in our SEC reports. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities to invest in real estate debt securities and loans and for general corporate purposes. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities that are consistent with our qualification as a REIT until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to combined fixed charges and preferred share dividends and our ratio of earnings to fixed charges for each of the periods indicated:

							For the Period
							June 24, 2003
							(Inception) to
	Year Ended December 31,						December 31,
	2006		2005		2004		2003

Ratio of Earnings to Fixed Charges	1.6	x	2.3	x	2.6	x	3.8x

For purposes of calculating the above ratios, (i) earnings represent “Income (loss) before equity in earnings of unconsolidated subsidiaries” from our consolidated statements of income, as adjusted for fixed charges and distributions from unconsolidated subsidiaries, and (ii) fixed charges represent “Interest expense” from our consolidated statements of income as adjusted for capitalized interest. The ratios are based solely on historical financial information.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a “Senior Indenture” and subordinated debt securities will be issued under a “Subordinated Indenture.” This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.”

The forms of Indentures are filed as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the Indenture;

•	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•	our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•	the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•	any other terms of the debt securities not inconsistent with the provisions of the Indentures, as amended or supplemented;

•	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

•	if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

•	the portion of the principal amount of any securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount; and

•	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing Senior Indebtedness.

Under the Subordinated Indenture, “Senior Indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all of our capital lease obligations;

•	any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, Senior Indebtedness does not include:

•	any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our indebtedness in respect of the subordinated debt securities;

•	any indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

•	any of our indebtedness to any subsidiary; and

•	any liability for federal, state, local or other taxes owed or owing by us.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of Arbor Realty Trust, Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and (ii) no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•	we are the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all of our obligations under the Indentures;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•	our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of Arbor Realty Trust, Inc.; and

•	any other Event of Default provided with respect to Securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable Indenture and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each Indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the Indenture as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be and we have paid all other sums payable under the applicable indenture.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the Indentures, we and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	change the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults; or

•	modify any of the above provisions.

The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the Indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•	DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

•	we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Trustee

The trustee under the Indentures is The Bank of New York.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, or the MGCL, our charter and our by laws. Copies of our charter and by laws are available upon request. The following description discusses the general terms of the common stock and preferred stock that we may issue.

The prospectus supplement relating to a particular series of preferred stock will describe certain other terms of such series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the applicable prospectus supplement are not complete and are qualified in their entirety by reference to our charter, particularly to the articles supplementary relating to that series of preferred stock.

GENERAL

Our charter provides that we may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and up to 100,000,000 shares of preferred stock, $.01 par value per share. As of December 31, 2006, 17,109,370 shares of common stock, and 3,776,069 shares of special voting preferred stock are issued and outstanding. As of February 16, 2007, there were 8,134 holders of record of our common stock, and one holder of record of our special voting preferred stock. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

COMMON STOCK

Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to the vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of outstanding shares of our common stock and special voting preferred stock entitled to cast a majority of the votes in the election of directors can elect all of the directors then standing for election and the holders of the remaining shares of our common stock and special voting preferred stock are not able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter, however, provides for approval of these matters, except with respect to certain charter amendments, by an affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our charter authorizes our board of directors to increase the number of shares of authorized common stock, to issue additional authorized but unissued shares of our common stock, to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series without stockholder approval.

There are no limitations imposed on dividend payouts to stockholders in our warehouse credit agreement and our master repurchase agreements provided that such dividend payout does not cause us to violate the minimum net worth and minimum liquidity covenants contained in those agreements.

PREFERRED STOCK

Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

•	the number of shares to constitute such series and the designations thereof;

•	the voting power, if any, of holders of shares of such series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;

•	the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, and whether dividends shall be cumulative or non-cumulative;

•	whether or not such series shall be redeemable, and, if so, the terms and conditions upon which shares of such series shall be redeemable;

•	the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

•	the rights, if any, of such series, in the event of the dissolution of the corporation, or upon any distribution of the assets of the corporation; and

•	whether or not the shares of such series shall be convertible, and, if so, the terms and conditions upon which shares of such series shall be convertible.

You should refer to the articles supplementary and prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

Preferred Stock Dividend Rights

Holders of preferred stock will be entitled to receive, when, as and if declared by the board of directors, dividends in additional shares of preferred stock or cash dividends at the rates and on the dates set forth in the related articles supplementary and prospectus supplement. Dividend rates may be fixed or variable or both.

Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on preferred stock may be cumulative or noncumulative, as specified in the related articles supplementary and prospectus supplement. If the board of directors fails to declare a dividend on any preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

No full dividends will be declared or paid on any preferred stock unless full dividends for the dividend period commencing after the immediately preceding dividend payment date and any cumulative dividends still owing have been or contemporaneously are declared and paid on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as that series of preferred stock will bear the same ratio to each other that accrued dividends per share on that series of preferred stock and the other series of preferred stock bear to each other. In addition, generally, unless full dividends including any cumulative dividends still owing on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock. No interest will be paid in connection with any dividend payment or payments which may be in arrears.

Unless otherwise set forth in the related articles supplementary and prospectus supplement, the dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Preferred Stock Rights Upon Liquidation

If we liquidate, dissolve or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the articles supplementary and prospectus supplement relating to the series of preferred stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of the preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock having the same rank are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

Preferred Stock Redemption

Any series of preferred stock may be redeemable in whole or in part at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the related articles supplementary and prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, the related articles supplementary and prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or other securities of our or of third parties, as specified in the related articles supplementary and prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the related prospectus supplement.

If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares other than the right to receive the redemption price will cease.

Preferred Stock Conversion Rights

The related articles supplementary and prospectus supplement will state any conversion rights under which shares of preferred stock are convertible into shares of common stock or another series of preferred stock or other property. As described under “Redemption” above, under some circumstances preferred stock may be mandatorily converted into common stock or another series of preferred stock.

Preferred Stock Voting Rights

The related articles supplementary and prospectus supplement will state any voting rights of that series of preferred stock. Unless otherwise indicated in the related articles supplementary and prospectus supplement, if we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

Permanent Global Preferred Securities

A series of preferred stock may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement. For most series of preferred stock, the depositary will be DTC. A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for preferred stock in individually certificated form. Any additional terms of the depositary arrangement with respect to any series of preferred stock and the rights of and limitations on owners of beneficial interests in a global security representing a series of preferred stock may be described in the related prospectus supplement.

Power To Reclassify Unissued Shares Of Common And Preferred Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by the MGCL and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock, other that our special voting preferred stock, are presently outstanding and we have no present plans to issue any other preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

Dividend Reinvestment Plan

We may implement a dividend reinvestment plan whereby stockholders may automatically reinvest their dividends in our common stock. Details about any such plan would be sent to our stockholders following adoption thereof by our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Transfer Restrictions

In order for us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our common stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 8.3% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or 8.3% by value of our outstanding capital stock. We refer to this restriction as the “ownership limit.” Our charter provisions further prohibit any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT.

The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 8.3% of our outstanding common or capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, less than 8.3% of our outstanding common or capital stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of these limits on our outstanding stock and thereby subject the stock to the applicable ownership limit.

Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it determines that any exemption from the ownership limit will not jeopardize our status as a REIT under the Internal Revenue Code.

We granted Arbor Commercial Mortgage and Ivan Kaufman, as its controlling entity owner, an exemption from this ownership limitation, in connection with Arbor Commercial Mortgage’s acquisition of approximately 3.8 million shares of our special voting preferred stock.

As a condition of our waiver, our board of directors may require an opinion of counsel or an IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status. Additionally, the waiver of the ownership limit may not allow five or fewer stockholders to beneficially own more than 50% in value of our outstanding capital stock.

Our charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in us being closely held under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock after January 29, 2004 if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors, then any such purported transfer will be ineffective as to that number of shares in excess of the applicable ownership limit (rounded up to the nearest whole). That number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on a national securities exchange or the Nasdaq Stock Market on the trading day immediately preceding the day of the event that resulted in the transfer of such shares of our stock to the trust if the shares are then traded) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on a national securities exchange or the Nasdaq Stock Market on the trading day immediately preceding the relevant date if the shares are then traded), and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion, to:

•	rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

Any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

All certificates representing shares of our stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Special Voting Preferred Stock

We, our operating partnership and our manager have entered into a pairing agreement. Pursuant to the pairing agreement, each operating partnership unit issued to Arbor Commercial Mortgage in connection with the contribution of the initial assets (including operating partnership units issuable upon the exercise of Arbor Commercial Mortgage’s warrants for additional operating partnership units) is paired with one share of our special voting preferred stock.

A holder of special voting preferred stock is not entitled to any regular or special dividend payments or other distributions, including any dividend or other distributions declared or paid with respect to shares of our common stock or any other shares of our stock. A holder of shares of special voting preferred stock is only entitled to receive a $0.01 distribution per share in the event of our liquidation, dissolution or redemption of the special voting preferred stock.

Each share of special voting preferred stock entitles the holder to one vote on all matters submitted to a vote of our stockholders. The holders of special voting preferred stock have no separate class voting rights, except as specifically provided by our charter. We may not issue any additional shares of special voting preferred stock in the future unless such shares are paired with operating partnership units.

Upon any redemption of an operating partnership unit that is paired with a share of special voting preferred stock in accordance with the redemption provisions of the operating partnership agreement, the share of special voting preferred stock will be redeemed by us and cancelled.

If we complete a merger transaction in connection with which the holders of operating partnership units either continue to hold interests in our operating partnership or receive partnership interests or other securities of another operating partnership in an “umbrella partnership” REIT structure, then the holders of special voting preferred stock are generally entitled to vote separately as a class on such a merger transaction, unless they receive a voting security comparable to the special voting preferred stock.

Currently, only Arbor Commercial Mortgage holds shares of our special voting preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary receipts representing interests in shares of particular series of preferred stock which are called depositary shares. We will deposit the preferred stock of a series which is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:

Dividends and Other Distributions

Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Stock

A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting

Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidation Preference

Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

Conversion

If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement

We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

•	All outstanding depositary shares to which it relates have been redeemed or converted; and/or

•	The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous

There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material federal income tax consequences relating to the acquisition, holding and disposition of stock of Arbor Realty. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “Arbor Realty,” “we,” “our” and “us” mean only Arbor Realty Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise required by the context. However, our indirect subsidiary, Arbor Realty SR, Inc. (“SR Inc.”), like Arbor Realty, has also elected to be taxed as a REIT. The discussion below of the tax requirements for, and consequences of, qualifying as a REIT also applies to SR Inc.’s election to be taxed as a REIT.

This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of Arbor Realty, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreement. This summary of the material federal income tax consequences of an investment in our stock does not purport to discuss all aspects of federal income taxation that may be relevant to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	holders who receive Arbor Realty stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding Arbor Realty stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold our stock as capital assets, which generally means as property held for investment.

THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF ARBOR REALTY STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING ARBOR REALTY STOCK TO ANY PARTICULAR INVESTOR WILL DEPEND ON THE INVESTOR’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, EXCHANGING OR OTHERWISE DISPOSING OF ARBOR REALTY STOCK.

Taxation of Arbor Realty

Arbor Realty and SR Inc. have each elected to be taxed as a REIT, commencing with their initial taxable years, which ended on December 31, 2003 and December 31, 2005, respectively. We believe that such entities were organized and have operated in such a manner as to qualify for taxation as a REIT, and intend to continue to operate in such a manner.

In connection with, and prior to the issuance of any securities pursuant to this prospectus, we expect to receive the opinion of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with Arbor Realty’s initial taxable year ended December 31, 2003, Arbor Realty was organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and its actual method of operation through the date thereof has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that an opinion of counsel is expressed as of the date given, is based on various assumptions relating to the organization and operation of Arbor Realty and its affiliates, and is conditioned upon representations and covenants made by the management of Arbor Realty and affiliated entities regarding their organization, assets and the past, present and future conduct of its business operations. Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code and the Treasury regulations issued thereunder, including requirements relating to the nature and composition of our assets and income. Our ability to comply with the REIT asset requirements also depends, in part, upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination.

While we intend to operate so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances, no assurance can be given that we will so qualify for any particular year. Counsel will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “Requirements for Qualification — General.” While we intend to operate so as to qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify” below.

Provided that we meet the requirements for qualification as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on net income that is distributed, or is treated as distributed, to stockholders in the year that it is earned. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that historically has resulted from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

Legislation that was enacted in 2003, and subsequently amended, reduces the rate at which most individuals, trusts and estates are taxed on corporate dividends, from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains) for the period through and including the 2010 tax year. With limited exceptions, however, dividends received by stockholders from Arbor Realty or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 and 2006 legislation, will be as high as 35% through 2010. See “Taxation of Stockholders — Taxation of Taxable U.S. Stockholders — Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on items of tax preference, including any deductions of net operating losses.

•	If we have any net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.

•	If we elect to treat property that acquired in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), we could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “— Taxable Mortgage Pools and Excess Inclusion Income” below.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains REIT qualification because other requirements are met, we will be subject to a 100% tax on an amount based upon the magnitude of the failure, adjusted to reflect the profit margin associated with our gross income.

•	If we should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain REIT qualification because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor compliance with rules relating to the composition of a REIT’s stockholders, as described below in “Requirements for Qualification — General.”

•	A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries could be subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7) which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Arbor Realty’s charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of specified percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income for tax purposes any dividends that we pay). A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A failure to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition.

Our ability to satisfy the share ownership requirements depends in part on the relative values of our common stock, special voting preferred stock, and any other classes of stock that might be issued in the future. Although we believe that the stockholder ownership limitations contained in Arbor Realty’s charter will enable us to meet such requirements, the relative values of our classes of stock have not been determined by independent appraisal, and no assurance can be given that such values will not be successfully challenged by the IRS so as to cause us to fail the REIT ownership requirements.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income and asset requirements, as described below under “— Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, the proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in the operating partnership and SR Inc.’s preferred equity interests in certain lower-tier partnerships), are treated as assets and items of income of the relevant REIT for purposes of applying the REIT requirements described below. The REIT’s proportionate share is generally determined, for these purposes, based upon its percentage interest in the partnership’s equity capital, except that for purposes of the 10% value-based asset test described below, the percentage interest also takes into account certain debt securities issued by the partnership. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Partnerships.”

Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly owned by a REIT, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which Arbor Realty holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of a REIT ceases to be wholly owned — for example, if any equity interest in the subsidiary is acquired by a person other than the REIT or another disregarded subsidiary of the REIT — the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Income Tests” below.

Taxable Subsidiaries.  A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary (“TRS”). The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may have the effect of reducing the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to stockholders.

A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

Subsidiary REITs.  In connection with a January 2005 financing that gave rise to a “taxable mortgage pool,” the assets of the operating partnership were transferred to SR Inc., which was a newly-formed subsidiary of the operating partnership, and its subsidiaries. SR Inc. has elected and intends to be taxed as a REIT, which, in general, will allow us to avert certain adverse tax consequences that would otherwise result from the presence of the taxable mortgage pool. See “— Taxable Mortgage Pools and Excess Inclusion Income,” below, for a discussion of certain issues relating to taxable mortgage pools.

Arbor Realty’s indirect interest, through the operating partnership, in the stock of SR Inc., is treated as a qualifying real estate asset of Arbor Realty for purposes of the REIT asset requirements (see “— Asset Tests” below), and any dividend income or gains indirectly derived by Arbor Realty from the stock of SR Inc. will generally be treated by Arbor Realty as income that qualifies for purposes of the REIT 95% and 75% income requirements (see “— Income Tests” below), provided, in each case, that SR Inc. is able to qualify as a REIT.

Arbor Realty and SR Inc. are separate entities, each of which intends to qualify as a REIT, and each of which must independently satisfy the various REIT qualification requirements as described herein. Substantially all of Arbor Realty’s assets are currently held indirectly through SR Inc., however, which effectively ensures that Arbor Realty will satisfy the asset and income requirements applicable to REITs provided that SR Inc. qualifies as a REIT. If SR Inc. were to fail to qualify as a REIT, it would then be a regular taxable corporation, and its income would be subject to federal income tax. In addition, a failure of SR Inc. to qualify as a REIT would likely have an adverse effect on Arbor Realty’s ability to comply with the REIT asset and income requirements described below, and thus its ability to qualify as a REIT.

Income Tests

In order to maintain qualification as a REIT, we must satisfy two gross income requirements each year. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, including SR Inc., provided that SR Inc. is able to qualify as a REIT, interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT, as described below.

Among the assets that we and our subsidiaries hold are mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. Revenue Procedure 2003-65 issued by the IRS provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. While we and our advisors believe, on the basis of relevant regulations and IRS rulings, that our mezzanine loans qualify as real estate assets and give rise to qualifying mortgage interest for purposes of the REIT asset and income requirements, or otherwise do not adversely affect our status as a REIT, such loans do not meet all of the requirements for reliance on the safe harbor, and there can be no assurance that the IRS will not challenge the tax treatment of these loans.

We also hold certain participation interests, or “B-Notes,” in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. We believe that our participation interests qualify as real estate assets for purposes of the REIT asset tests described below, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of such participation interests.

Rents that we derive will qualify as “rents from real property” in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue. An independent contractor is generally a person that, after application of constructive ownership rules, does not own more than 35% of the shares of the REIT and, if it is a corporation, partnership, or other entity, the REIT does not own more than 35% of its shares, assets or net profits. We and our affiliates are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we and our affiliates may directly or indirectly provide non-customary services to tenants of properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements. Also, rental income will generally qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received from a REIT, including dividends derived by Arbor Realty from SR Inc. if SR Inc. qualifies as a REIT, will be qualifying income in Arbor Realty’s hands for purposes of both the 95% and 75% income tests.

Any income or gain that a REIT or its pass-through subsidiaries derives from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as income for purposes of calculating the 95% gross income test (i.e., will be excluded from both the numerator and the denominator), provided that specified requirements are met, but generally will constitute non-qualifying income for purposes of the 75% gross income test. Such requirements include that the instrument hedges risks associated with indebtedness incurred to acquire or carry “real estate assets” (as described below under “— Asset Tests”), and, the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure to meet these tests was due to reasonable cause and not due to willful neglect, we attach to our tax return a schedule of the sources of our income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we may not qualify as a REIT. As discussed above under “Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed that is based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, a REIT must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage backed securities and mortgage loans. This would include stock of SR Inc. that is indirectly owned by Arbor Realty through the operating partnership, provided that SR Inc. qualifies as a REIT. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second REIT asset test is that the value of any one issuer’s securities owned by the REIT may not exceed 5% of the value of the REIT’s total assets. Third, the REIT may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to “straight debt” having specified characteristics. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT’s total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will generally be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset, satisfies the rules for “straight debt,” or other conditions are met. In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt held by a REIT that is issued by another REIT may not so qualify (except that debt issued by REITs will not be treated as “securities” that are subject to the 10% value-based asset test, as explained below).

The rules regarding REITs include relief provisions that make it easier for REITs to satisfy the asset test requirements, or to maintain REIT qualification notwithstanding certain violations of the asset test and other requirements.

One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets or $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure or the relevant tests are otherwise satisfied within that time frame.

In addition, certain securities will not violate the 10% value test. Such securities include (a) any “straight debt,” provided that the REIT (or a controlled taxable REIT subsidiary of the REIT) does not own other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities, (b) any loan made to an individual or an estate, (c) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (d) any obligation to pay rents from real property, (e) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (f) any security issued by another REIT, and (g) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Income Tests.”

Any interests held by a REIT in a real estate mortgage investment conduit, or “REMIC,” are generally treated as qualifying real estate assets, and income derived by a REIT from interests in REMICs is generally treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of the REIT’s interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests. Where a REIT holds a “residual interest” in a REMIC from which it derives “excess inclusion income,” the REIT will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “Taxation of Stockholders.” Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “Taxable Mortgage Pools and Excess Inclusion Income.”

To the extent that we hold mortgage participations or mortgage backed securities that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “— Income Tests.” We may, however, hold some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above, and we believe that our existing investments satisfy such requirements.

Independent appraisals generally are not obtained to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, an entity is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

(a) the sum of:

(1) 90% of its “REIT taxable income” (computed without regard to the deduction for dividends paid and excluding its net capital gains), and

(2) 90% of the net income, if any, (after tax) from foreclosure property (as described below), minus

(b) the sum of specified items of non-cash income.

These distributions generally must be paid in the taxable year to which they relate, or in the following taxable year if declared before the REIT timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by the REIT, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that a REIT distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax at ordinary corporate tax rates on the retained portion. It may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, the REIT could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their share of the tax paid by the REIT. Stockholders would then increase the adjusted basis of their REIT stock by the difference between the designated amounts of capital gains from the REIT that they include in their taxable income, and the tax paid on their behalf by the REIT with respect to that income.

To the extent that a REIT has any net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “Taxation of Stockholders — Taxation of Taxable U.S. Stockholders.”

If a REIT fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which it has paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) the inclusion by us of items in income for federal income tax purposes. Potential sources of non-cash taxable income include income from equity interests in taxable mortgage pools, income from loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, and income from loans on which the borrower is permitted to defer cash payments of interest and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in kind distributions of property.

A REIT may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in the REIT’s deduction for dividends paid for the earlier year. In this case, the REIT may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, the REIT will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which an entity fails to qualify as a REIT are not deductible by the entity, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, distributions to stockholders will generally be taxable in the case of U.S. stockholders who are individuals, trusts and estates, at capital gains rates (through 2010), and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will generally not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, we expect to make an election to treat the related property as foreclosure property, or to otherwise determine that the receipt of such non-qualifying income will not adversely affect our status as a REIT.

Foreign Investments

To the extent that we directly or indirectly hold or acquire any investments and, accordingly, pay taxes, in foreign countries, such foreign taxes may not be passed through to or used by, our stockholders, as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the REIT 95% or 75% income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains that we recognize, or that any such gains will not adversely affect our ability to satisfy the REIT qualification requirements.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or one of our pass-through subsidiaries enters into a hedging transaction to reduce risks associated with indebtedness incurred to acquire or carry real estate assets, and the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would not be treated as gross income for purposes of the REIT 95% gross income test (i.e., would be excluded from the calculation altogether), but would nonetheless be treated as non-qualifying income for the 75% gross income test. To the extent that we hedge in other situations, the resultant income will be treated as income that does not qualify for purposes of both the 95% and 75% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages,

•	the entity has issued debt obligations (liabilities) that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” Under recently issued IRS guidance, including IRS Notice 2006-97, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any losses or deductions otherwise available to the stockholder,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and

•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “— Taxation of Stockholders.” Under the recently issued IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by it that is attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “— Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by the IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not, and SR Inc. does not, wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and potentially could be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Tax Aspects of Investments in Partnerships

General

We may hold investments through entities that are classified as partnerships for federal income tax purposes, including our interest in the operating partnership. SR Inc. may also hold equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in income our proportionate share of items from partnerships in which we hold an equity interest for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will generally include our proportionate share of assets held by subsidiary partnerships. See “Taxation of Arbor Realty — Effect of Subsidiary Entities — Ownership of Partnership Interests.”

Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See “Taxation of Arbor Realty — Taxable Mortgage Pools and Excess Inclusion Income.” If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of Arbor Realty — Asset Tests” and “— Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of Arbor Realty — Asset Tests,” “— Income Tests” and “— Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements, without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes, and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any subsidiary partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners in any subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a holder of our stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any entity treated as a partnership for U.S. federal income tax purposes, holds stock issued by Arbor Realty, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

Distributions.  As a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (15% maximum federal rate through 2010) which are applicable to qualified dividends from taxable C corporations received by domestic stockholders that are individuals, trusts and estates. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax),

•	dividends received by the REIT from TRSs or other taxable C corporations, or

•	income from subsequent sales of “built-in gain” property that had previously been acquired by the REIT from C corporations in tax-deferred carryover basis transactions (less the amount of corporate tax borne by the REIT on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long term capital gains, if any. In that case, we might elect to apply certain provisions of the Internal Revenue Code that treat our stockholders as having received, solely for tax purposes, our undistributed capital gains. The stockholders would be taxable on this income, but would also receive a corresponding credit for the taxes that we paid on such undistributed capital gains. The stockholders would also be deemed to recontribute the after-tax amount of the income back to us, and would correspondingly increase the tax basis of their shares. See “Taxation of Arbor Realty — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are, to the extent of previously claimed depreciation deductions, subject to a 25% maximum federal income tax rate in lieu of the 15% capital gains rate that applies to certain taxpayers.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital, and will not be taxable to a stockholder, to the extent that the amount of such distributions does not exceed the adjusted tax basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of Arbor Realty — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits, as described above.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any losses or other deductions of the stockholder that would otherwise be available. See “Taxation of Arbor Realty — Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to disclose to our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of Stock.  In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may apply up to $3,000 per year, of the excess, if any, of capital losses over capital gains, to offset ordinary income). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that we might undertake directly or indirectly. Moreover, we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Taxation of Non-U.S. Stockholders

The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of our stock that are applicable to non-U.S. holders of our stock. A “non-U.S. holder” is any person other than a U.S. stockholder, as defined above, or a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of United States federal income and estate taxation.

Ordinary Dividends.  The portion of dividends received by non-U.S. holders that (1) is payable out of our earnings and profits, (2) is not attributable to our capital gains, and (3) is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. See “Taxation of Arbor Realty — Taxable Mortgage Pools and Excess Inclusion Income.” As required by recent IRS guidance, we intend to disclose to stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-dividend Distributions.  Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time that a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.  Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (“USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “— Taxation of Foreign Stockholders — Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “— Taxation of Foreign Stockholders — Ordinary Dividends”), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We believe that our common stock is, and is likely to continue to be, “regularly traded” on an established securities exchange.

Dispositions of Stock.  Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically-controlled REIT, and that a sale of our stock should not be subject to taxation under FIRPTA. No assurance can be given, however, that we will remain a domestically-controlled REIT.

In the event that we are not a domestically-controlled REIT, but our stock is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of such class of stock at all times during a specified testing period. As noted above, we believe that our common stock is, and is likely to continue to be, “regularly traded” on an established securities exchange.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax.  If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours) is a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we will be subject to corporate level tax on such income, and, in that case, we may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “Taxation of Arbor Realty — Taxable Mortgage Pools and Excess Inclusion Income.” As required by recent IRS guidance, we intend to disclose to our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment, and that of our stockholders, may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

A plan fiduciary considering an investment in the securities should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, the Internal Revenue Code or any substantially similar federal, state or local law. ERISA and the Internal Revenue Code impose restrictions on:

•	employee benefit plans as defined in Section 3(3) of ERISA,

•	plans described in Section 4975(e)(1) of the Internal Revenue Code, including retirement accounts and Keogh Plans,

•	entities whose underlying assets include plan assets by reason of a plan’s investment in such entities, and

•	persons who have certain specified relationships to a plan described as “parties in interest” under ERISA and “disqualified persons” under the tax code.

Regulation Under Erisa and The Tax Code

ERISA imposes certain duties on persons who are fiduciaries of a plan. Under ERISA, any person who exercises any authority or control over the management or disposition of a plan’s assets is considered to be a fiduciary of that plan. Both ERISA and the tax code prohibit certain transactions involving “plan assets” between a plan and parties in interest or disqualified persons. Violations of these rules may result in the imposition of an excise tax or penalty.

The term “plan assets” is defined by Section 3(42) of ERISA and a regulation issued by the Department of Labor (the “Plan Assets Regulation”). A plan’s assets may be deemed to include an interest in the underlying assets of an entity if the plan acquires an “equity interest” in such an entity, unless certain exceptions apply. Accordingly, the operations of such an entity could result in a prohibited transaction under ERISA and the tax code.

Regulation Issued by the Department of Labor

Under the Plan Assets Regulation, if a plan acquires a “publicly-offered security,” the issuer of the security is not deemed to hold plan assets. A publicly-offered security is a security that:

•	is freely transferable,

•	is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and

•	is either:

(i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or

(ii) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

The Shares of Our Common Stock as “Publicly-Offered Securities”

Our common stock currently meet the above criteria and it is anticipated that the shares of our common stock being offered hereby will continue to meet the criteria of publicly-offered securities.

Applicability of other exceptions to the Plan Assets Regulation with respect to other securities offered hereby will be discussed in the respective prospectus supplement.

General Investment Considerations

Prospective fiduciaries of a plan (including, without limitation, an entity whose assets include plan assets, including, as applicable, an insurance company general account) considering the purchase of securities should consult with their legal advisors concerning the impact of ERISA and the tax code and the potential consequences of making an investment in these securities with respect to their specific circumstances. Each plan fiduciary should take into account, among other considerations:

•	whether the plan’s investment could give rise to a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Internal Revenue Code,

•	whether the fiduciary has the authority to make the investment,

•	the composition of the plan’s portfolio with respect to diversification by type of asset,

•	the plan’s funding objectives,

•	the tax effects of the investment,

•	whether our assets would be considered plan assets, and

•	whether, under the general fiduciary standards of investment prudence and diversification an investment in these shares is appropriate for the plan taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio.

Certain employee benefit plans, such as governmental plans and certain church plans are not subject to the provisions of Title I of ERISA and Section 4975 of the Internal Revenue Code. Accordingly, assets of such plans may be invested in the securities without regard to the ERISA considerations described here, subject to the provisions of any other applicable federal and state law. It should be noted that any such plan that is qualified and exempt from taxation under the tax code is subject to the prohibited transaction rules set forth in the Internal Revenue Code.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation;

•	directly to purchasers;

•	through agents;

•	to or through underwriters or dealers; or

•	through a combination of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•	enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any initial public offering price;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities.

A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities other than the common stock, which is listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the National Association of Securities Dealers, Inc. (the “NASD”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any NASD member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Venable LLP, Baltimore, Maryland. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Arbor Realty Trust, Inc. and Subsidiaries appearing in Arbor Realty Trust, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including schedules appearing therein), and Arbor Realty Trust, Inc. and Subsidiaries management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available to the public from commercial documents retrieval services, at our website (www.arborrealtytrust.com) and at the SEC’s website (www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them into this prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus and any accompanying prospectus supplement.

The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Current Reports on Form 8-K dated January 25, 2007 and February 14, 2007; and

•	our Form 8-A filed on April 5, 2004.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed document. In addition, all documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares hereby will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553, Attention: Secretary (telephone no.: (516) 832-8002).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by the registrant. All amounts except the SEC registration fee are estimates.

Securities and Exchange Commission registration fee	$15,350
Printing and engraving expenses	100,000
Trustees Fees and Expenses	30,000
Legal fees and expenses	500,000
Accounting fees and expenses	100,000
Miscellaneous	100,000

Total	$845,350

Item 15.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Arbor’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The charter authorizes Arbor, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in any of the foregoing capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The by laws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to a proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. The charter and by laws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The Company has also agreed to indemnify its directors and executive officers to the maximum extent permitted by Maryland law, and pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Item 16.	Exhibits and Financial Statement Schedules.

See the Exhibit Index, which is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 2, 2007.

ARBOR REALTY TRUST, INC.

By:	/s/ Paul Elenio
Name: Paul Elenio

Title:	Chief Financial Officer

POWER OF ATTORNEY

EACH PERSON IN SO SIGNING, ALSO MAKES, CONSTITUTES AND APPOINTS PAUL ELENIO AND WALTER K. HORN, AND EACH OF THEM ACTING ALONE, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND ANY RELATED REGISTRATION STATEMENT AND ITS AMENDMENTS AND POST-EFFECTIVE AMENDMENTS FILED PURSUANT TO RULE 462(B) UNDER THE ACT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT OR HIS OR HER SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ivan Kaufman Ivan Kaufman	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	March 2, 2007

/s/ Paul Elenio Paul Elenio	Chief Financial Officer (Principal Financial Officer)	March 2, 2007

/s/ William Helmreich William Helmreich	Director	March 2, 2007

/s/ C. Michael Kojaian C. Michael Kojaian	Director	March 2, 2007

/s/ Melvin F. Lazar Melvin F. Lazar	Director	March 2, 2007

/s/ Walter K. Horn Walter K. Horn	Director	March 2, 2007

Signature	Title	Date

/s/ Joseph Martello Joseph Martello	Director	March 2, 2007

/s/ Karen Edwards Karen Edwards	Director	March 2, 2007

/s/ Kyle Permut Kyle Permut	Director	March 2, 2007

/s/ Archie R. Dykes Archie R. Dykes	Director	March 2, 2007

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Form of Underwriting Agreement for common stock, preferred stock, warrants and debt securities to be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated by reference herein.
2.1	Contribution Agreement, dated July 1, 2003, by and among Arbor Realty Trust, Inc., Arbor Commercial Mortgage, LLC and Arbor Realty Limited Partnership.*
2.2	Guaranty, dated July 1, 2003, made by Arbor Commercial Mortgage, LLC and certain wholly-owned subsidiaries of Arbor Commercial Mortgage, LLC in favor of Arbor Realty Limited Partnership, ANMB Holdings, LLC and ANMB Holdings II, LLC.*
2.3	Indemnity Agreement, dated July 1, 2003 by and among Arbor Realty Trust, Inc., Arbor Commercial Mortgage, LLC, Ivan Kaufman and Arbor Realty Limited Partnership.*
4.1	Form of Certificate for Common Stock.*
4.2	Registration Rights Agreement, dated July 1, 2003, between Arbor Realty Trust, Inc. and JMP Securities LLC.*
4.3	Form of Senior Indenture.
4.4	Form of Subordinated Indenture.
4.5	Form of Senior Debt Security (included in Exhibit 4.3).
4.6	Form of Subordinated Debt Security (included in Exhibit 4.4).
4.7	Articles supplementary with respect to any preferred stock issued hereunder to be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated by reference herein.
4.8	Form of preferred stock certificate to be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated by reference herein.
4.9	Form of Warrant Agreement to be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated by reference herein.
4.10	Form of Warrant Certificate to be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated by reference herein.
4.11	Form of Deposit Agreement to be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated by reference herein.
4.12	Form of Depositary Receipt to be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated by reference herein.
5.1	Opinion of Venable LLP.
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters will be filed as an Exhibit to a Current Report on Form 8-K and incorporated herein by reference.
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Venable LLP (contained in Exhibit 5.1).
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibits 5.1 and 8.1).
24.1	Powers of attorney (included in signature page).
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the Senior Debt Indenture.
25.2	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the Subordinated Debt Indenture.

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 (Registration No. 333-122802), as amended. Such Registration Statement was originally filed with the Securities and Exchange Commission on February 14, 2005.